News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares

$0.05 per Common Unit Increase in Annualized

Distribution Rate to $3.05 per Common Unit

Whippany, New Jersey, January 24, 2008 — Suburban Propane Partners, L.P. (NYSE:SPH), a distributor of propane gas, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared the sixteenth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.75 to $0.7625 per Common Unit for the three months ended December 29, 2007. The distribution equates to $3.05 per Common Unit annualized, an increase of $0.05 per Common Unit from the previous distribution rate, and a growth rate of 10.9% since the first quarter of fiscal 2007. The distribution at this increased rate is payable on February 12, 2008 to Common Unitholders of record as of February 5, 2008.

In announcing the increase in the distribution rate, Chief Executive Officer Mark A. Alexander said, “In this period of historically high energy prices and extreme commodity price volatility, we are very pleased to continue to grow our distributions to our Unitholders. This latest increase, the seventh consecutive quarterly increase, represents nearly 11% growth year-over-year. Our ability to continue to deliver distribution growth is a testament to the financial strength and stability of our operating platform. We are excited about the future prospects for continuing to deliver sustainable, profitable growth in spite of the general economic uncertainty and challenging price environment.”

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through approximately 300 locations in 30 states.

###